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                                                                    EXHIBIT 3.9

                          DESIGNATIONS OF PREFERENCES,
                  LIMITATIONS, AND RELATIVE RIGHTS OF SERIES A
                         CONVERTIBLE PREFERRED STOCK OF
                               OASIS GROUP, INC.

         Pursuant to authority granted in the charter, as amended (the "Articles of Incorporation"), of Oasis Group, Inc. (the "Corporation") and
Section 14-2-602 of the Georgia Business Corporation Code ("GBCC"), the Corporation has been authorized to issue in series Twenty-Five Million (25,000,000) shares of Preferred Stock and to designate the terms, preferences, limitations and relative rights of each series established. By resolution of the required vote of the Board of Directors of the Corporation, the Corporation has established and fixed the relative preferences, powers, limitations and relative rights of Ten Million (10,000,000) shares of Preferred Stock designated the "Series A Convertible Preferred Stock," $.001 par value (the "Series A Preferred Stock").

         For the purposes of these designations, the following terms shall have the meanings specified:

         "Board of Directors" shall mean the board of directors of the Corporation.

         "Common Stock" shall mean the common stock, no par value per share, of the Corporation.

         "Conversion Price" shall have the meaning provided in SubSection
(d)(1) hereof.

         "Conversion Rate" shall have the meaning provided in SubSection (d)(1) hereof.

         "Corporation" shall mean Oasis Group, Inc., a Georgia corporation.

         "Designations" shall mean the terms, preferences, limitations and relative rights of the Series A Preferred Stock established hereby and set forth hereinafter.

         "Invested Amount" per share of Series A Preferred Stock shall mean $3.00 (as adjusted for changes in the Series A Preferred Stock by stock split, stock dividend, or the like occurring after the Original Issue Date).

         "Liquidation" shall have the meaning specified in Section (b).

         "Original Issue Date" shall mean the date on which shares of Series A Preferred Stock are first actually issued by the Corporation.

         "Person" means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.


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         "Qualified Public Offering" shall mean a firm commitment underwritten offer and sale of Common Stock to the public having aggregate net proceeds to the Corporation of not less than $50,000,000, at a per share offering price (prior to underwriters' commissions and expenses) of not less than $3.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares following the Original Issue Date).

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Sale or Merger" shall have the meaning specified in Section (b).

         The Designations granted to and imposed upon the Series A Preferred Stock are as follows:

         (a) Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any funds legally available thereto, at the rate of five percent (5%) per annum payable quarterly for each share of Series A Preferred Stock held by them (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends will commence as of the Original Issue Date and will accumulate, without compounding, until paid and will be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are any funds legally available thereto for the payment of dividends.

         (b) Liquidation Rights.

                  (1) In the event of:

                           (A) the liquidation, dissolution or winding up of
                  the Corporation, or such of the Corporation's subsidiaries the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole (a "Liquidation"), or

                           (B) a Sale or Merger (defined below), unless, in the
                  case of a Sale or Merger, the holders of the Series A Preferred Stock have elected by a vote of at least two-thirds (66(2)?c%) of the total number of shares of such series outstanding, voting separately as a class, to exclude such Sale or Merger from the application of this Section (b) (in which case SubSection (d)(7) shall apply to such transaction), each holder of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of all other classes of capital stock of the Corporation, an amount per share of Series A Preferred Stock equal to the Invested Amount, plus any and all accrued or declared but unpaid dividends on such share computed to the date of payment thereof (the "Series A Preferential Amount"). After payment of the Series A Preferential Amount, any remaining assets and property of the Corporation available for distribution to stockholders shall be distributed pro rata among the holders of the Corporation's Common Stock and Series A Preferred Stock, treating for purposes of such distribution each share of Series A Preferred Stock as such number of shares of Common


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         Stock as such share of Series A Preferred Stock would be convertible under the circumstances described in Section (d) hereof on the record date for any such distribution.

                  (2) To the extent necessary, the Corporation shall cause such actions to be taken by any of its subsidiaries so as to enable the proceeds of a Liquidation or a Sale or Merger to be distributed to the holders of shares of Series A Preferred Stock in accordance with this Section (b). All the preferential amounts to be paid to the holders of the Series A Preferred Stock under this Section (b) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of all other classes of capital stock of the Corporation in connection with a Liquidation or a Sale or Merger as to which this Section (b) applies. If the assets or surplus funds to be distributed to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full amount each such holder is otherwise entitled to receive.

                  (3) For purposes of these Designations, a "Sale or Merger" shall mean any of the following:

                           (A) the merger, share exchange, reorganization or
                  consolidation of the Corporation or such subsidiary or subsidiaries of the Corporation the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole into or with another corporation in which the Corporation's stockholders holding the right to vote with respect to matters generally (the "Corporation's Voting Power") immediately preceding such merger, share exchange, reorganization or consolidation (solely by virtue of their shares or other securities of the Corporation or such subsidiaries) shall own less than fifty percent (50%) of the voting securities of the surviving corporation;

                           (B) the sale, transfer or lease (but not including a
                  transfer or lease by pledge or mortgage to a bona fide lender), of all or substantially all the assets of the Corporation, whether pursuant to a single transaction or a series of related transactions or plan (which assets shall include for these purposes the assets of the Corporation's subsidiaries);

                           (C) the sale or transfer, whether in a single
                  transaction or pursuant to a series of related transactions, of securities of the Corporation such that the Corporation's stockholders holding the Corporation's Voting Power immediately prior to such sale or transfer or series of transfers cease to hold a majority of the Corporation's Voting Power after such sale or transfer or series of transfers; or

                           (D) any consolidation or merger of the Corporation
                  into or with any other entity or entities which results in the exchange of fifty percent (50%) or more of the outstanding capital stock of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or


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                  affiliate thereof (other than a merger to reincorporate the
                  Corporation in a different jurisdiction).

                  (4) The Corporation shall give each holder of record of Series A Preferred Stock written notice of any impending Sale or Merger not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending Sale or Merger and the provisions of this Section (b), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

                  (5) The provisions of this Section (b) are in addition to and not in limitation of the protective provision of Section (f).

         (c) Voting Rights.

                  (1) Generally. Except as set forth specifically below, on all matters on which the holders of Common Stock are entitled to vote, each holder of a share of the Series A Preferred Stock shall be entitled to ten (10) votes for each share of Series A Preferred Stock standing in his or her name on the books at the Corporation. Each holder of a share of the Series A Preferred Stock shall be entitled to receive the same prior notice of any stockholders' meeting as provided to the holders of Common Stock in accordance with the bylaws of the Corporation, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of stockholders, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Series A Preferred Stock. Fractional votes shall be permitted, and any fractions shall be taken into account in computing voting rights.

                  (2) Board Size; Election of Directors. So long as there has not been a Qualified Public Offering, the holders of the Series A Preferred Stock shall be entitled, voting as a separate class, to elect a majority of the directors of the Corporation.

                  (3) Restriction. Except for the voting rights granted in Section (c)(2) above, the holders of Series A Preferred Stock Shall have no right to vote on any matters on which the holders of Common Stock are entitled to vote for until such time as that certain share exchange agreement by and between the Company and Rainwire Inc., a Delaware Corporation, dated December 19, 2001 is either consummated or terminated.


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         (d) Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (1) Conversion Rate. For purposes of this Section (d), the shares of Series A Preferred Stock shall be convertible, at the times and under the conditions described in this Section (d) hereafter, at the rate (the "Conversion Rate") of one share of Series A Preferred Stock to the number of shares of Common Stock that equals the quotient obtained by dividing the Invested Amount by the Conversion Price (defined hereinafter). Thus, the number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon any conversion provided for in this Section (d) shall be the product obtained by multiplying the Conversion Rate by the number of shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Preferred Stock to be converted in accordance with the procedures described in SubSection
         (d)(4) below. The "Conversion Price" shall initially be equal to the Invested Amount, and shall be subject to adjustment as provided hereafter in this Section (d). The initial Conversion Rate shall be one share of Common Stock for one share of Series A Preferred Stock.

                  (2) Optional. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the later of (i) the first year anniversary of the effective date of the registration statement on Form S-4 contemplated in connection with the Amended and Restated Share Exchange Agreement, dated December 19, 2001 between the Corporation and Rainwire, Inc., a Delaware Corporation, (ii) the withdrawal of such registration statement or
         (iii) the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into Common Stock at the then effective Conversion Rate. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Preferred Stock to be converted in accordance with the procedures described in Subsection (d)(4) below.

                  (3) Automatic. Upon the closing of, but effective immediately prior to, the first sale in a Qualified Public Offering, each and every share of outstanding Series A Preferred Stock held by all holders of Series A Preferred Stock shall automatically be converted into Common Stock at the then effective Conversion Rate. The Corporation shall notify each holder of Series A Preferred Stock at least ninety (90) days prior to the anticipated effective date of a registration statement filed by the Corporation under the Securities Act covering a Qualified Public Offering. In any conversion pursuant to this Subsection (d)(3), such conversion shall be automatic, without need for any further action by the holders of shares of Series A Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in SubSection
         (d)(4) below. Upon the conversion of the Series A Preferred Stock pursuant to this SubSection (d)(3), the Corporation shall promptly send written notice thereof, by


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         registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series A Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in SubSection (d)(4) below.

         No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of fractional shares, the Corporation shall pay therefor, at the time of any conversion of Series A Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the then effective Conversion Price, payable as promptly as possible when funds are legally available therefore.

                  (4) Mechanics of Conversion; Payment of Dividends. Before any holder of Series A Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series A Preferred Stock are converted in accordance with Subsections (d)(2) or (d)(3) above, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsections (d)(2) or (d)(3) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors. In addition, simultaneously with any conversion, any accrued or declared and unpaid dividends payable on such Series A Preferred Stock shall be paid by the Corporation to the holder of such Series A Preferred Stock.

                  (5) Adjustment for Subdivisions or Combinations of Common Stock; Stock Dividends. In the event the Corporation at any time or from time to time after the Original Issue Date effects a subdivision or split of its Common Stock into a greater number of Common Stock or shall issue a stock dividend on the outstanding Common Stock without an equivalent subdivision or split of, or dividend on, the Series A Preferred Stock, then in such event the Conversion Price in effect immediately prior to such subdivision or split or the issuance of such dividend shall be proportionately decreased


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         (and the Conversion Rate thus proportionately increased), effective at the close of business on the date of such subdivision, split or dividend. In the event the Corporation at any time or from time to time after the Original Issue Date effects a combination of the outstanding Common Stock into a lesser number of shares without an equivalent combination of the outstanding Series A Preferred Stock, then in such event the Conversion Price in effect immediately prior to such combination, shall be proportionately increased (and the Conversion Rate thus proportionately decreased), effective at the close of business on the date of such combination.

         (e) Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States mail, first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.


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         IN WITNESS WHEREOF, this Certificate has been duly executed by the
President of the Corporation and attested to by its Secretary as of June 26, 2002.


                                      OASIS GROUP, INC.



                                      By: /s/ Ronald A. Potts
                                         -----------------------------------
                                         Ronald A. Potts, President


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